M&F DRAFT 11/20/15

Exhibit 17

STOCK ASSIGNMENT

Reference is hereby made to the Stock Purchase Agreement, dated as of June 8, 2015 (the “Stock Purchase Agreement”), by and among Global Defense & National Security Systems, Inc., a Delaware corporation (the “Company”), Global Defense & National Security Holdings LLC, a Delaware limited liability company, STG Group, Inc., a Delaware corporation, Simon Lee, as Stockholders’ Representative, and each of the Stockholders named therein (collectively, the “Stockholders”). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers or otherwise relinquishes, as applicable, unto the Stockholders, pro rata according to each Stockholder’s Per Share Portion, Thirty-Five Thousand (35,000) shares of common stock of the Company, par value $0.001 per share, and does hereby irrevocably constitute and appoint the Secretary of the Company or such other authorized officer of the Company as attorney-in-fact, with full power of substitution, to transfer the stock on the books of the Company.

Dated: November 23, 2015

GLOBAL DEFENSE & NATIONAL SECURITY HOLDINGS LLC,

a Delaware limited liability company

By: Black Marlin Ltd, its Manager

By: /s/ Damian Perl

Name: Damian Perl

Title: Manager